IntegraMed America, Inc. (ticker: INMD, exchange: NASDAQ)

  November 10, 2004
  Contact:
  Ron King or Nikki Denton
  Vanguard Communications, Denver
  303.382.2999




                       [GRAPHIC OMITTED][GRAPHIC OMITTED]


                IntegraMed Expands Shared Risk(TM) Refund Program
           Opportunities for conception doubles, fee remains the same

PURCHASE, NEW YORK - Couples using in vitro fertilization (IVF) treatments now have twice the number of opportunities for a successful outcome through the IntegraMed Shared Risk(TM) Refund Program, an innovative IVF program offered by IntegraMed America, Inc. (NASDAQ: INMD), the largest network of fertility medical practices in the United States.

Under the new version of the program, patients still have the opportunity to do three IVF cycles using fresh embryos, but now three frozen embryo transfers
(FET) have been added to the program. This gives patients up to six attempts to take a baby home. Previously, patients were required to substitute one of their IVF cycles for up to two FETs. The fee for the program will not increase.

"Our aim at IntegraMed is to provide couples every conceivable chance for success," said Jay Higham, president and COO of IntegraMed. "We are routinely looking for ways to provide patients within our network the best care and service available. Our goal is to provide infertile couples every opportunity for success, while minimizing the costs associated with treatment."

In an effort to mitigate both the cost and the risk with IVF treatment, IntegraMed created the Shared Risk Refund Program for couples without the benefit of insurance coverage. With the refund program, a couple pays a flat fee for up to three IVF cycles and three frozen embryo transfers. If the treatments fail to result in a take home baby, 70 percent of the fee is refunded.

Patients currently enrolled in the IntegraMed Shared Risk Refund Program will be invited to participate in this enhanced program at no additional cost. Also, all patients that have been approved for the IntegraMed Shared Risk Refund Program but have not yet enrolled, are eligible for the enhanced program.

                                     -more-

                                         Enhanced Shared Risk Program, page 2/2

The cost of the IntegraMed Shared Risk Refund Program varies depending on the woman's age, treatment type and fertility center. For women under 35, the program fee is slightly more than the cost of two IVF cycles. For example, if an IVF cycle costs $8,000 at a participating fertility center, then the IntegraMed Shared Risk fee would be about $18,000. In addition to other criteria, women must be under 38 years old to be considered for the IntegraMed Shared Risk Refund Program. Women 38 and older may participate if they use donor eggs.

The IntegraMed Shared Risk Program is available exclusively through the Company's elite network of participating fertility centers. Physicians accepted into this network must pass a rigorous review process and be approved for participation by IntegraMed's Council of Physicians and Scientists.

According to the Centers for Disease Control, infertility affects 6.1 million women between the age of 15 and 44, and just over 2 million married couples in the U.S. Fertility and Sterility's July 1998 issue reports that as many as 7.7 million women in the U.S. may be infertile in the year 2025.

SOURCE: IntegraMed America, Inc.

                                About IntegraMed

IntegraMed is an exclusive network of the top infertility practices in the United States. Only one practice per market is allowed participation in the network of 138 physicians and scientists in 25 of the top 50 markets. IntegraMed physicians and scientists represent the largest private group of infertility specialists nationwide, and collectively have done more research in the field and treated more patients than any other physician consortium. One of every five IVF procedures in the United States is performed in an IntegraMed practice. IntegraMed's fertility centers have pregnancy success rates that are above the national average. For more information, visit www.integramed.com.


Statements contained in this press release that are not based on historical fact, including statements concerning future results, performance, expectations and expansion of IntegraMed America are forward-looking statements that may involve a number of risks and uncertainties. Actual results may differ materially from the statements made as a result of various factors, including, but not limited to, the risks associated with the Company's ability to finance future growth; the loss of significant business service contract(s); profitability at Reproductive Science Centers serviced by IntegraMed America; changes in insurance coverage, government laws and regulations regarding health care or managed care contracting; and other risks, including those identified in the Company's most recent Form 10-K and in other documents filed by the Company with the U.S. Securities and Exchange Commission. All information in this press release is as of November 10, 2004, and IntegraMed undertakes no duty to update this information.



                                      ####